EX-99.CODE ETH


                           HATTERAS MASTER FUND, L.P.
                      HATTERAS MULTI-STRATEGY FUND I, L.P.
                     HATTERAS MULTI-STRATEGY TEI FUND, L.P.


                     CODE OF ETHICS FOR PRINCIPAL EXECUTIVE

                          AND SENIOR FINANCIAL OFFICERS

                         Effective Date: March 10, 2005


     I.        COVERED OFFICERS/PURPOSE OF THE CODE

         This Code of Ethics (the "Code") for the investment companies within the Hatteras Master Fund, L.P., Hatteras Multi-Strategy Fund I, L.P., and Hatteras Multi-Strategy TEI Fund, L.P. (collectively the "Funds' and each, a "Fund") applies to the Funds' Principal Executive Office, Principal Financial Officer, and Principal Accounting Officer, if any (the "Covered Officers") for the purpose of promoting:

               o honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

               o full, fair, accurate, timely and understandable disclosure in reports and documents that a Fund files with, or submits to, the Securities and Exchange commission ("SEC"), and in other public communications made by a Fund;

               o compliance with applicable laws and governmental rules and regulations;

               o the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

               o    accountability for adherence to the Code.

               Each Covered Officer shall adhere to a high standard of business ethics and shall be sensitive to situations that may give rise to actual or apparent conflicts of interest.


    II.        ADMINISTRATION OF THE CODE

               ADMINISTRATION. The administration of the Code shall be supervised by the Funds' Chief Compliance Officer.

               Any waivers sought by the Covered Officer must be approved by each Audit Committee of the Funds (collectively, the "Audit Committee").

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    III.           MANAGING CONFLICTS OF INTEREST

               OVERVIEW. A "conflict of interest" occurs when a Covered Officer's private interest interferes with the interests of, or his/her service to, a Fund. For example, a conflict of interest would arise if a Covered Officer, or a family member, receives improper personal benefits as a result of the Covered Officer's position with a Fund.

               Certain conflicts of interest arise out of the relationships between Covered Officers and a Fund and already are subject to conflict of interest provisions in the Investment Company Act of 1940, as amended (the "Company Act"), and the Investment Advisers Act of 1940, as amended (the "Advisers Act"). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with a Fund because of their status as "affiliated persons" of the Fund. A Fund's and its investment adviser's compliance programs and procedures are designed to prevent, or identify and correct, violations of those provisions. This Code does not, and is not intended to, repeat or replace those programs and procedures, and such conflicts fall outside of the parameters of this Code.

               Although typically not presenting an opportunity for improper personal benefit, conflicts may arise from, or as a result of, the contractual relationship between a Fund and its investment adviser, administrator, principal underwriter, pricing and bookkeeping agent and/or transfer agent (each, a "Service Provider") of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for a Fund or for a Service Provider, or for both), be involved in establishing policies and implementing decisions that will have different effects on the Service Provider and a Fund. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Fund and the Service Provider and is consistent with the performance by the Covered Officers of their duties as officers of a Fund. In addition, it is recognized by the Board that the Covered Officers may also be officers or employees of one or more other investment companies covered by this or other codes.

               Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions of the Company Act and the Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of a Fund.

               Each Covered Officer must:

                    o not use personal influence or personal relationships improperly to influence investment decisions or financial reporting by a Fund whereby
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                         the Covered Officer or an immediate family member would
                         benefit personally to the detriment of a Fund;

                    o not cause a Fund to take action, or fail to take action, for the individual personal benefit of the Covered Officer or an immediate family member rather than the benefit of the Fund;(1)

                    o not use material non-public knowledge of portfolio transactions made or contemplated for the Company to trade personally or cause others to trade personally in contemplation of the market effect of such transactions; and

                    o report at least annually his or her affiliations and other relationships on each Fund's annual Directors and Officers Questionnaire.

               There are some conflict of interest situations that must be approved by the Chief Compliance Officer, after consultation with the Chief Legal Officer. Those situations include, but are not limited to:

                    o serve as director on the board of any public or private company;

                    o the receipt during any 12-month period of any gifts in excess of $100 in the aggregate from a third party that does or seeks to do business with the Funds; and

                    o the receipt of any entertainment from any company with which a Fund has current or prospective business dealings, unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety.


    IV.             DISCLOSURE AND COMPLIANCE

                    Each Covered Officer shall:

                    o be familiar with the disclosure requirements generally applicable to the Funds;

                    o not knowingly misrepresent, or cause others to misrepresent, facts about any Fund to others, whether within or outside the Fund, including to the Fund's trustees or directors and auditors, and to governmental regulators and self-regulatory organizations;

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(1) For purposes of this Code, personal trading activity of the Covered Officers shall be monitored in accordance with the Funds Code of Ethics. Each Covered Officer shall be considered an "Access Person" under such Code. The term "immediate family" shall have the same meaning as provided in such Code.

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                    o    to the extent appropriate within his/her area of
                         responsibility, consult with other officers and employees of the Funds and the adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Funds file with, or submit to, the SEC and in other public communications made by the Funds; and

                    o promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.


    V.              REPORTING AND ACCOUNTABILITY

               Each Covered Officer must:


                    o upon adoption of the Code (or after becoming a Covered Officer), affirm in writing to the Board that he/she has received, read and understands the Code;

                    o annually affirm to the Board compliance with the requirements of the Code;

                    o not retaliate against any other Covered Officer or any employee of the Funds or their affiliated persons for reports of potential violations that are made in good faith;

                    o notify the Chief Compliance Officer promptly if he/she knows of any violation of this Code; and

                    o respond to questionnaires circulated periodically in connection with the preparation of disclosure documents for the Funds.

               The Chief Compliance Officer shall maintain records of all activities related to this Code.


               The Funds will follow the procedures set forth below in investigating and enforcing this Code:

                    o The Chief Compliance Officer will take all appropriate action to investigate any potential violation reported to him/her;

                    o If, after such investigation, the Chief Compliance Officer determines that no violation has occurred, the Chief Compliance Officer will notify the person(s) reporting the potential violation, and the Chief Compliance Officer will report his/her conclusions to the Audit Committee;

                    o Any matter that the Chief Compliance Officer determines may be a violation will be reported to the Audit Committee;
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                    o    If the Audit Committee determines that a violation has
                         occurred, it will inform and make a recommendation to the Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to the Chief Executive Officer of the Funds; or a recommendation to sanction or dismiss the Covered Officer;

                    o The Audit Committee will be responsible for granting waivers in its sole discretion;

                    o Any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

               The Chief Compliance Officer shall:

                    o report to the Audit Committee quarterly any approvals provided in accordance with Section III of this Code; and

                    o report to the Audit Committee quarterly any violations of, or material issues arising under, this Code.

    VI.      OTHER POLICIES AND PROCEDURES

               This Code shall be the sole code of ethics adopted by the Funds for the purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other polices or procedures of the Funds or the Funds' Service Providers govern or purport to govern the behavior or activities (including, but not limited to, personal trading activities) of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Funds' and their investment advisers' and principal underwriter's codes of ethics under Rule 17j-1 under the Company Act and any policies and procedures of the Service Providers are separate requirements applicable to the Covered Officers and are not part of this Code.

    VII.     AMENDMENTS

               All material amendments to this Code must be approved or ratified by the Board, including a majority of independent directors or trustees.

    VIII.    CONFIDENTIALITY

               All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly.

    IX.      INTERNAL USE

               The Code is intended solely for the internal use by the Funds and does not constitute an admission, by or on behalf of any Fund, as to any fact, circumstance, or legal conclusion.